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                      Sponsored Research Agreement between

         Advanced Reinforcing Technologies, Inc. and Cornell University
                                   OSP# 35866

THIS AGREEMENT is entered into by and between Advanced Reinforcing Technologies, Inc. (hereinafter referred to as the "Sponsor") and Cornell University, a non-profit, educational institution having corporate powers under the laws of the State of New York (hereinafter referred to as the "University").

WITNESSETH:

WHEREAS, the effort contemplated by this Agreement is of mutual interest and benefit to the University and to the Sponsor, will further instructional and/or research objectives of the University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both the Sponsor and the University through inventions, improvements, and/or discoveries;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

1.    Definitions.


      1.1. "Project" shall mean the work funded under this Agreement as described in Exhibit A hereof.

      1.2. "Intellectual Property" shall mean individually and collectively all inventions, improvements and/or discoveries, including deliverable software, if any, which are conceived and first reduced to practice in the performance of the Project.

      1.3. "Sponsor Intellectual Property" shall mean Intellectual Property conceived and first reduced to practice solely by one or more employees of the Sponsor.

      1.4. "University Intellectual Property" shall mean Intellectual Property conceived and first reduced to practice solely by one or more employees of the University.

      1.5. "Jointly Owned Intellectual Property" shall mean Intellectual Property conceived and first reduced to practice jointly by one or more employees of the University and by one or more employees of the Sponsor.

2. Work. The University agrees to use reasonable efforts to perform the Project.

3. Key Personnel. The following individuals are identified as key personnel for the performance of the Project:


                Dr. Petru Petrina, Principal Investigator



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Agreement No.35866 1/4/99

      If for any reason the Principal Investigator or any other key personnel become unable to continue the Project the University and Sponsor shall attempt to agree upon a successor. If the parties are unable to agree upon a successor, this Agreement shall be terminated in accordance with Article 11., Termination for Convenience.

4. Period of Performance. The period of performance of this Agreement will be April 1, 1999 through March 31, 2000.


5.     Reports and Conferences.

      5.1. The University (Dr. Petru Petrina) shall furnish the Sponsor quarterly progress reports during the term of this Agreement summarizing the work conducted. A final report setting forth the accomplishments and significant findings shall be submitted by the University within thirty (30) days of the expiration of this Agreement.

      5.2. During the term of this Agreement, representatives of the University may meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project.

6.     Costs and Payments.


      6.1. It is agreed to and understood by the parties that the University shall be reimbursed for all costs incurred in connection with the Project up to the amount of $30,000 (the "Project Cost") as established by the budget in Exhibit A which is incorporated herein. It is estimated that the amount designated as the Project Cost is sufficient to support Project expenses.

      6.2. The Sponsor shall not be liable for any payment in excess of the Project Cost unless this Agreement is modified in writing. Within ninety (90) days after the termination of this Agreement the University shall submit a final financial report setting forth costs incurred. The report shall be accompanied by a check in the amount, if any, of the excess of funds advanced over costs incurred.

      6.3. All checks shall be made payable to Cornell University and sent to the address specified in Article 19, Notices. Payment shall be made by the Sponsor according to the following schedule:

                           $18,000  within 120 days of signing this Agreement
                           $6,000   October 1, 1999 (within 7 days of receipt of
                                    quarterly report)
                           $3,000   January 1, 2000 (within 7 days of receipt of
                                    quarterly report)
                           $3,000   April 1,2000

7. Equipment. Title to any equipment purchased or manufactured in the performance of the Project shall vest in the University.

8. Use of Name. Neither party shall make use of this Agreement, or use the name of the other party, nor that of any member of the other's staff, in any publicity, advertising, or news

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Agreement No. 35866 1/4/99

      release without the prior written approval of the other party. This shall not include internal documents available to the public that identify the existence of this agreement.

9.    Publications.


      9.1. The Sponsor recognizes that under University policy, the University shall have the right, at its discretion, to release information or to publish any material resulting from the Project. The University shall furnish the Sponsor with a copy of any proposed publication thirty (30) days in advance of the proposed publication date. The Sponsor may request the University to delay release of such proposed publication for a maximum of an additional thirty (30) days in order to protect Intellectual Property, or Confidential or Proprietary Data described therein. Such delay shall not be imposed on the filing of any student thesis or dissertation.

      9.2. The Sponsor will be given full credit and acknowledgment for the support provided to the University in any publication resulting from the Project.

10.   Intellectual Property.


      10.1. All rights and title to University Intellectual Property shall vest in the University.

      10.2. All rights and title to Sponsor Intellectual Property shall vest in the Sponsor.

      10.3. All rights and title to Jointly Owned Intellectual Property shall vest jointly in the University and in the Sponsor.

      10.4. University and Sponsor shall promptly provide a complete written disclosure to each other of any Intellectual Property. The Sponsor shall, upon reviewing the disclosure, determine whether to request the University to file and prosecute any patent application, domestic or foreign, or application for other protection directed to University Intellectual Property or to Jointly Owned Intellectual Property described in such disclosure. The Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign applications. The Sponsor shall cooperate with the University to assure that such applications will cover, to the best of the Sponsor's knowledge, all items of commercial interest and importance. While the University shall be responsible for making decisions regarding scope and content of applications to be filed and prosecuted, the Sponsor shall be given an opportunity to review and provide input thereto. The University shall keep the Sponsor advised as to all developments with respect to such applications and shall promptly supply to the Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the Sponsor to comment.

      10.5. An agency of the U.S. Government, another sponsor or an individual may have certain rights in Intellectual Property. The University will use reasonable efforts to obtain rights from third parties in order to make available to the Sponsor any rights as this Agreement contemplates, provided that the Sponsor shall reimburse the

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Agreement No.35866 1/4/99

               University for all reasonable expenses incurred in obtaining such rights, including payment of any expenses to acquire rights or licenses.

      10.6. If the Sponsor requests a license in University Intellectual Property or Jointly Owned Intellectual Property within thirty
               (30) days of receipt of the invention report, the University will negotiate in good faith a license agreement. The Sponsor will have a three month right of first refusal to negotiate a License Agreement on any intellectual property that is developed as a result of this Sponsored Research Agreement.

      10.7. Should Sponsor not elect to pay for protection of University Intellectual Property or Jointly Owned Intellectual Property, Sponsor shall have no further rights in such Intellectual Property.

11. Termination for Convenience. This Agreement may be terminated at any time by either party giving the other party at least sixty (60) days written notice of termination. In the event of termination by the Sponsor, the University will be reimbursed for all expenses and non-cancelable commitments incurred in accordance with the terms of this Agreement prior to the date of the termination notice. In no event shall the liability of the Sponsor exceed the Project Cost.

12.   Independent Contractor.


      12.1. In the performance of the Project the University shall be deemed to be and shall be an independent contractor and, as such, the University shall not be entitled to any benefits applicable to employees of the Sponsor.

      12.2. Neither party is authorized or empowered to act as an agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

13.   Insurance.


      13.1. The University warrants and represents that the University has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by the University, and that the University has no liability protection for any other person.

      13.2. Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts of that party and the officers, employees, and agents thereof.

14. Force Majeure. The University shall not be liable for any failure to perform as required by this Agreement to the extent such failure to perform is reasonably beyond the University's control, or by reason of any of the following: labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil

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Agreement No.35866 1/4/99

      disorders or commotions, acts of aggression, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages, disease or other such occurrences.

15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.


16. Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party.

17. Agreement Modification. Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

18. Notices. Notices, invoices, communications, and payments hereunder shall be deemed made if given by registered or certified envelope, postage prepaid and addressed to the party to receive such notice, invoice, or communication at the address given below or such other address as may hereafter be designated by notice in writing.

          If to the Sponsor:

Contractual:                        Dr. Reischl
                                    Advanced Reinforcing Technologies, Inc
                                    202 South Wheeler Street
                                    Plant City, Fla. 33566
                                    Phone:  (813)654-6113
                                    Fax:    (813)754-2383

Technical:                          Dr. Reischl
                                    Advanced Reinforcing Technologies, Inc
                                    202 South Wheeler Street
                                    Plant City, Fla. 33566
                                    Phone:  (813)654-6113
                                    Fax:    (813)754-2383

If to the University:

Contractual:                        Dianna Marsh
                                    Grant and Contract Officer
                                    Office of Sponsored Programs
                                    120 Day Hall
                                    Cornell University
                                    Ithaca, New York 14853
                                    Phone: (607)255-2940
                                    Fax: (607)255-5058
                                    dmm20@cornell.edu

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Agreement No.35866
1/4/99
          Payments:                 Cornell University
                                    Sponsored Funds Accounting
                                    P.O. Box 22
                                    Ithaca, NY 14851-0022
          Technical:                Dr. Petru Petrina
                                    Dept. of Theoretical & Applied Mechanics
                                    Cornell University
                                    305 Kimball Hall
                                    Ithaca, N.Y. 14853
                                    Phone: (607) 255-3143
                                    Fax: (607)255-2011

19. Indemnification. The Sponsor hereby agrees to indemnify, defend, and hold harmless the University from any loss, claim, damage or liability of any kind including attorney's fees and court costs involving an employee or equipment of the Sponsor arising out of or in connection with this Agreement, except to the extent that such loss, claim, damage or liability arises in whole or in part from the negligence of the University.

This Agreement is the complete agreement of the Sponsor and Cornell and supersedes all prior understandings regarding the Project.

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate on the dates indicated below.


CORNELL UNIVERSITY                          ADVANCED REINFORCING
                                            TECHNOLOGIES, INC



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Dianna Marsh
Grant & Contract Officer
Office of Sponsored Programs


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Date                                        Date









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